Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES REPORTS 2011 YEAR END AND FOURTH

QUARTER 2011 RESULTS

Operating Income Increased 172% to $64 million

RENO, Nevada, February 23, 2012 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the fourth quarter and full year ended December 31, 2011.

The highlights for the year and recent developments:

•	Total revenues increased 17 percent to $437.0 million;

•	Operating income of $64.0 million and an Adjusted EBITDA of $166.7 million;

•	Net income excluding a non-cash tax-related valuation allowance was $18.8 million;

•	The net loss after the valuation allowance was $42.7 million;

•	Record Product backlog of approximately $240 million; and

•	Completed 26 MW of new geothermal generation.

For the year ended December 31, 2011, total revenues increased 17.1 percent from $373.2 million in 2010 to $437.0 million in 2011. Product revenues increased 39.0 percent to $113.2 million, up from $81.4 million in the year ended December 31, 2010. Electricity revenues increased by 11.0 percent to $323.8 million, up from $291.8 million in the year ended December 31, 2010.

The 2011 results include a non-cash tax-related valuation allowance in the amount of approximately $61.5 million, which was recorded against the company’s U.S. deferred tax assets.

Realization of these deferred tax assets is dependent on generating sufficient taxable income in the U.S. prior to the expiration of the tax credits. An analysis was performed in order to confirm the ability of the company to realize deferred tax assets, and it was determined that a valuation allowance of $61.5 million against the U.S. tax assets as of December 31, 2011 is required. Although a valuation allowance is recorded against these deferred tax assets, no economic loss has occurred as the underlying net operating loss carryforwards and other tax credits remain available to reduce future U.S. taxes to the extent income is generated.

Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “2011 was highlighted by major improvements in most operational areas of the company: 26 MW added capacity in Tuscarora and Puna, an increase in EBITDA at almost all of our operating plants, and strong performance of the product segment contributed to the 17 percent growth in total revenues. Product segment revenues in 2011 grew 39 percent, and we forecast an additional 40 percent increase for 2012. Cash flows from operations and new financing secured in 2011 provide us with sufficient cash to support our capital expenditure program for 2012.”

“We made important progress in our construction projects including the 30 MW McGinness Hills project where the field development has been completed, and the 36 MW expansion to the Olkaria project where 75% of the geothermal production is already secured” continued Dita Bronicki. “Lease acquisition and greenfield development remain key to our long-term objectives. In 2011, we added 346,000 acres and our exploration land portfolio totals over 675,000 acres. Our exploration efforts continue, and we added new prospects in Chile, New Zealand and the U.S. We currently have 42 prospects in various stages of exploration. Going into 2012, we have the largest ever product backlog in Ormat’s history.”

“And finally, in terms of our future outlook, based on current SRAC forecasts, we expect our 2012 electricity revenues to be between $315 and $330 million, and between $150 and $165 million from our product segment.”

Financial Summary

Annual Results

For the year ended December 31, 2011, total revenues increased 17.1 percent from $373.2 million in 2010 to $437.0 million in 2011. Product revenues increased 39.0 percent to $113.2 million, up from $81.4 million in the year ended December 31, 2010. Electricity revenues increased by 11.0 percent to $323.8 million, up from $291.8 million in the year ended December 31, 2010. The average revenue rate of the company’s electricity portfolio increased from $78 per MWh in 2010 to $83 per MWh in 2011.

Operating income for the year ended December 31, 2011 increased by $40.4 million to $64.0 million from $23.6 million for the year ended December 31, 2010. The increase is principally attributable to higher rates and lower operating costs in our electricity segment and higher volumes of customer orders in our product segment.

For the year ended December 31, 2011, the company reported income before tax of $6.8 million and a net loss of $42.7 million, or $0.95 per share (basic and diluted), mainly due to the $61.5 million valuation allowance. Excluding the impact of the valuation allowance, the company would have recorded a net income of $18.8 million, compared to a net income of $37.2 million, or $0.82 per share (basic and diluted), for the year ended December 31, 2010, which included a $36.9 million gain from the acquisition of the controlling interest of the Mammoth complex in California.

Adjusted EBITDA for the year ended December 31, 2011 was $166.7 million compared to $164.3 million for the year ended December 31, 2010. Adjusted EBITDA includes consolidated EBITDA and the company’s share in the interest, taxes, depreciation and amortization related to the company’s unconsolidated 50 percent interest in the Mammoth complex in California for the period from January 1, 2010 to August 1, 2010, the date we acquired the remaining 50 percent interest. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.

As of December 31, 2011, cash, cash equivalents and marketable securities were $118.4 million. In addition, as of December 31, 2011, the company had available committed lines of credit with commercial banks aggregating $409.0 million, of which $70.1 million is unused.

As of today, we have a product backlog of approximately $240 million, which includes revenues for the period between January 1, 2012 and today. This amount includes an EPC contract in the amount of $21.4 million related to the Thermo 1 with Cyrq Energy, Inc. for which revenues will only be recognized upon reasonable assurance of payment by the customer, and $27 million related to a geothermal supply contract, which is subject to the customer finalizing its financing arrangements for the project.

Fourth Quarter Results

For the three-month period ended December 31, 2011, total revenues increased 33.3 percent from $92.8 million in the fourth quarter of 2010 to $123.7 million in the fourth quarter of 2011. Product revenues increased 139.4 percent to $46.2 million from $19.3 million in the fourth quarter of 2010. Electricity revenues increased 5.5 percent to $77.6 million from $73.6 million in the fourth quarter of 2010.

For the quarter, the company reported net loss of $43.0 million, or $0.95 per share (basic and diluted), compared to net income of $4.5 million, or $0.10 per share (basic and diluted), for the same period in 2010.

Adjusted EBITDA for the fourth quarter of 2011 was $45.1 million, compared to $29.4 million for the same period last year. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below in this release.

In accordance with the company’s debt covenants, on February 22, 2012, Ormat’s Board of Directors decided not to declare a quarterly dividend for the fourth quarter of 2011. However, the company expects to pay a dividend of $0.04 per share in the next three quarters.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 10:00 A.M. EST on Thursday, February 23, 2012. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.

Webcast will be available approximately two hours after the conclusion of the live call. A replay will be available from available from 1 p.m. EST on February 23, 2012. Please call: (855) 859-2056 (U.S. and Canada) (404) 537-3406 (International) and enter the Reply code: 47730580.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1430 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3, OREG 4 and Tuscarora; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three and Twelve-Month Periods Ended December 31, 2011 and 2010

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In thousands,		(In thousands,
	except per share data)		except per share data)
Revenues:
Electricity	$77,576	$73,551	$323,849	$291,820
Product	46,158	19,282	113,160	81,410

Total revenues	123,734	92,833	437,009	373,230

Cost of revenues:
Electricity	57,947	62,775	244,037	242,326
Product	32,796	11,961	76,072	53,277

Total cost of revenues	90,743	74,736	320,109	295,603

Gross margin	32,991	18,097	116,900	77,627
Operating expenses:
Research and development expenses	1,673	1,987	8,801	10,120
Selling and marketing expenses	6,882	4,226	16,207	13,447
General and administrative expenses	7,130	7,646	27,885	27,442
Write-off of unsuccessful exploration activities	—	—	—	3,050

Operating income	17,306	4,238	64,007	23,568
Other income (expense):
Interest income	138	(89)	1,427	343
Interest expense, net	(15,028)	(10,372)	(69,459)	(40,473)
Foreign currency translation and transaction gains (losses)	196	1,082	(1,350)	1,557
Impairment of auction rate securities	—	(137)	—	(137)
Income attributable to sale of tax benefits	3,850	2,337	11,474	8,729
Gain on acquisition of controlling interest	—	—	—	36,928
Other non-operating income (expense), net	206	314	671	267

Income (loss) from continuing operations, before income taxes and equity in income (losses) of investees	6,668	(2,627)	6,770	30,782
Income tax benefit (expense)	(49,261)	7,107	(48,535)	1,098
Equity in income (losses) of investees, net	(407)	56	(959)	998

Income (loss) from continuing operations	(43,000)	4,536	(42,724)	32,878
Discontinued operations:
Income from discontinued operations, net of related tax	—	—	—	14
Gain on sale of a subsidiary in New Zealand, net of related tax	—	—	—	4,336

Net income (loss)	(43,000)	4,536	(42,724)	37,228
Net (income) loss attributable to noncontrolling interest	(80)	(78)	(332)	90

Net income (loss) attributable to the Company’s stockholders	$(43,080)	$4,458	$(43,056)	$37,318

Earnings (loss) per share attributable to the Company’s stockholders:
Basic:
Income (loss) from continuing operations	$(0.95)	$0.10	$(0.95)	$0.72
Discontinued operations	—	—	—	0.10

Net income (loss)	$(0.95)	$0.10	$(0.95)	$0.82

Diluted:
Income (loss) from continuing operations	$(0.95)	$0.10	$(0.95)	$0.72
Discontinued operations	—	—	—	0.10

Net income (loss)	$(0.95)	$0.10	$(0.95)	$0.82

Weighted average number of shares used in computation of earnings (loss) per share attributable to the Company’s stockholders:
Basic	45,431	45,431	45,431	45,431

Diluted	45,431	45,450	45,431	45,452

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2011 and 2010

(Unaudited)

	December 31,	December 31,
	2011	2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$99,886	$82,815
Marketable securities	18,521	—
Restricted cash, cash equivalents and marketable securities	75,521	23,309
Receivables:
Trade	51,274	54,495
Related entity	287	303
Other	9,415	8,173
Due from Parent	260	272
Inventories	12,541	12,538
Costs and estimated earnings in excess of billings on uncompleted contracts	3,966	6,146
Deferred income taxes	1,842	1,674
Prepaid expenses and other	18,672	14,929

Total current assets	292,185	204,654
Long-term marketable securities	—	1,287
Restricted cash, cash equivalents and marketable securities	—	1,740
Unconsolidated investments	3,757	4,244
Deposits and other	22,194	21,353
Deferred income taxes	—	17,087
Deferred charges	40,236	37,571
Property, plant and equipment, net	1,518,532	1,425,467
Construction-in-process	370,551	270,634
Deferred financing and lease costs, net	28,482	19,017
Intangible assets, net	38,781	40,274

Total assets	$2,314,718	$2,043,328

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$105,112	$85,549
Billings in excess of costs and estimated earnings on uncompleted contracts	33,104	3,153
Current portion of long-term debt:
Limited and non-recourse	13,547	15,020
Full recourse	20,543	13,010
Senior secured notes (non-recourse)	21,464	20,990

Total current liabilities	193,770	137,722
Long-term debt, net of current portion:
Limited and non-recourse	100,585	114,132
Full recourse:
Senior unsecured bonds	250,042	142,003
Other	63,623	84,166
Revolving credit lines with banks	214,049	189,466
Senior secured notes (non-recourse)	341,157	210,882
Liability associated with sale of tax benefits	69,269	66,587
Deferred lease income	68,955	71,264
Deferred income taxes	54,665	30,878
Liability for unrecognized tax benefits	5,875	5,431
Liabilities for severance pay	20,547	20,706
Asset retirement obligation	21,284	19,903
Other long-term liabilities	4,253	4,961

Total liabilities	1,408,074	1,098,101

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	725,746	716,731
Retained earnings	172,331	221,311
Accumulated other comprehensive income	595	1,044

	898,718	939,132
Noncontrolling interest	7,926	6,095

Total equity	906,644	945,227

Total liabilities and equity	$2,314,718	$2,043,328

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information

For the Three and Twelve-Month Periods Ended December 31, 2011 and 2010

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and Adjusted EBITDA, for the three and twelve-month periods ended December 31, 2011 and 2010:

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net cash provided by operating activities	$34,220	$21,759	$132,734	$101,403
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	13,874	9,544	65,920	37,590
Interest income	(138)	89	(1,427)	(343)
Income tax provision (benefit)	49,261	(7,107)	48,535	908
Adjustments to reconcile net income to net cash provided by operating activities (excluding depreciation and amortization)	(52,083)	5,077	(79,060)	22,586

EBITDA	45,134	29,362	166,702	162,144
Interest, taxes, depreciation and amortization attributable to the Company’s equity interest in Mammoth-Pacific L.P	—	—	—	2,115

Adjusted EBITDA	$45,134	$29,362	$166,702	$164,259

Net cash used in investing activities	$(102,816)	$(50,800)	$(341,002)	$(203,820)

Net cash provided by financing activities	$109,405	$62,616	$225,339	$138,925

Depreciation and amortization	$25,137	$22,300	$96,398	$86,761